Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-147483) and the related prospectus and the Registration Statement (Form S-8 No. 333-148268) pertaining to the Douglas Emmett, Inc. 2006 Omnibus Stock Incentive Plan of Douglas Emmett, Inc. of our reports dated February 24, 2009, with respect to the consolidated financial statements and schedule of Douglas Emmett, Inc. and the effectiveness of internal control over financial reporting of Douglas Emmett, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ Ernst & Young LLP

Los Angeles, California
February 24, 2009